MEDIA ADVISORY

CVRD and Inco to Announce Successful Acquisition

What: Press conference and web cast: Companhia Vale do Rio Doce’s (CVRD) acquisition of Inco.

Who:	Roger Agnelli – President and CEO, CVRD

Scott Hand – CEO, Inco

When:	Wednesday, October 25, 2006

9:45 a.m. EST

Where:	Le Royal Meridian King Edward

37 King Street East

Toronto, Canada

Sovereign Ballroom (Ground Floor)

*Please bring photo id and press credentials for entry

Listeners may access the conference live via a Web audio link at:

http://www.iian.ibeam.com/events/mult001/20657

Or: http://www.cvrd.com.br/

The conference will be archived on CVRD’s website for three months.

For more information please call +1 (416) 645-8181

About CVRD

Companhia Vale do Rio Doce (CVRD) is the largest mining company in the Americas and one of the four largest companies in the global metals & mining industry, with a market capitalization exceeding US$50 billion. CVRD is present in 18 countries in the five continents. CVRD's headquarter is based in Rio de Janeiro, Brazil. More information about the company is available in the website http://www.cvrd.com.br/  by accessing the CVRD Online Press Office section.

About Inco

Inco Limited is one of the world's premier mining and metals companies and the world's second largest producer of nickel, with global operations and an extensive marketing network in over 40 countries.